Exhibit 10-A

                                                                CONFORMED COPY

==============================================================================



                                $4,580,000,000

                          REVOLVING CREDIT AGREEMENT

                           Dated as of May 23, 1994



                       CHRYSLER FINANCIAL CORPORATION,
                                 as BORROWER


                                     and


                                CHEMICAL BANK,
                                   as AGENT


                                     and


              ABN AMRO BANK, N.V., BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION,
                THE BANK OF NEW YORK, THE BANK OF NOVA SCOTIA,
        BANQUE NATIONALE DE PARIS, CANADIAN IMPERIAL BANK OF COMMERCE,
       THE CHASE MANHATTAN BANK, N.A., COMERICA BANK, CREDIT LYONNAIS,
              CREDIT SUISSE, THE FIRST NATIONAL BANK OF CHICAGO,
                 THE LONG-TERM CREDIT BANK OF JAPAN, LIMITED,
                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
     NATIONAL WESTMINSTER BANK PLC, NATIONSBANK OF NORTH CAROLINA, N.A.,
       ROYAL BANK OF CANADA, SOCIETE GENERALE, SWISS BANK CORPORATION,
           THE TORONTO-DOMINION BANK and UNION BANK OF SWITZERLAND,

                                 as CO-AGENTS


                                     and


                          CHEMICAL SECURITIES INC.,
                                 as ARRANGER



==============================================================================

                              TABLE OF CONTENTS

                                                                         Page


SECTION 1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .    1
  1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . .   15

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . . . .   15
  2.1  The Commitments . . . . . . . . . . . . . . . . . . . . . . . . .   15
  2.2  Procedure for Borrowing . . . . . . . . . . . . . . . . . . . . .   16
  2.3  Liquidity Facility Loans. . . . . . . . . . . . . . . . . . . . .   16
  2.4  Repayment of Revolving Credit Loans and Liquidity Facility Loans.   17
  2.5  Lending Procedures. . . . . . . . . . . . . . . . . . . . . . . .   18
  2.6  Evidence of Debt. . . . . . . . . . . . . . . . . . . . . . . . .   18
  2.7  Facility Fees . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  2.8  Termination or Reduction of Commitments . . . . . . . . . . . . .   19
  2.9  Optional Prepayments. . . . . . . . . . . . . . . . . . . . . . .   19
  2.10 Minimum Amount of Eurodollar Tranches . . . . . . . . . . . . . .   20
  2.11 Interest Rate and Payment Dates . . . . . . . . . . . . . . . . .   20
  2.12 Conversion and Continuation Options . . . . . . . . . . . . . . .   21
  2.13 Computation of Interest and Fees. . . . . . . . . . . . . . . . .   21
  2.14 Inability to Determine Eurodollar Rate. . . . . . . . . . . . . .   22
  2.15 Pro Rata Treatment and Payments . . . . . . . . . . . . . . . . .   22
  2.16 Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  2.17 Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . .   24
  2.18 Transfer of Eurodollar Loans. . . . . . . . . . . . . . . . . . .   25
  2.19 Changes in Capital Requirements . . . . . . . . . . . . . . . . .   25
  2.20 Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  2.21 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  2.22 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .   29
  2.23 Replacement of Banks. . . . . . . . . . . . . . . . . . . . . . .   29

SECTION 3. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . .   30
  3.1  Financial Condition . . . . . . . . . . . . . . . . . . . . . . .   30
  3.2  No Change . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  3.3  Corporate Existence . . . . . . . . . . . . . . . . . . . . . . .   30
  3.4  Corporate Authorization; No Violation . . . . . . . . . . . . . .   30
  3.5  Government Authorization. . . . . . . . . . . . . . . . . . . . .   31
  3.6  Federal Regulations . . . . . . . . . . . . . . . . . . . . . . .   31
  3.7  Enforceable Obligations . . . . . . . . . . . . . . . . . . . . .   31
  3.8  No Material Litigation. . . . . . . . . . . . . . . . . . . . . .   31
  3.9  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  3.10 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  3.11 Investment Company Act; Other Regulations . . . . . . . . . . . .   32
  3.12 Ownership of Property; Liens. . . . . . . . . . . . . . . . . . .   32

SECTION 4. CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . .   32
  4.1  Conditions to Effectiveness . . . . . . . . . . . . . . . . . . .   32
  4.2  Conditions to Each Loan . . . . . . . . . . . . . . . . . . . . .   33


SECTION 5. AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .   34
  5.1  Financial Statements, etc.. . . . . . . . . . . . . . . . . . . .   34
  5.2  Payment of Obligations. . . . . . . . . . . . . . . . . . . . . .   35
  5.3  Maintenance of Existence and Property . . . . . . . . . . . . . .   35
  5.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

SECTION 6. NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . .   36
  6.1  Limitation on Indebtedness and Guaranties . . . . . . . . . . . .   36
  6.2  Consolidated Tangible Net Worth . . . . . . . . . . . . . . . . .   37
  6.3  Fixed Charges Coverage Ratio. . . . . . . . . . . . . . . . . . .   37
  6.4  Limitation on Transactions with Affiliates. . . . . . . . . . . .   38
  6.5  Limitation on Amendments to Income Maintenance Agreement. . . . .   38
  6.6  Limitation on Fundamental Change. . . . . . . . . . . . . . . . .   38
  6.7  Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . .   39
  6.8  Multiemployer Plans; etc. . . . . . . . . . . . . . . . . . . . .   41

SECTION 7. EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . .   41

SECTION 8. THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  8.1  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  8.2  Delegation of Duties. . . . . . . . . . . . . . . . . . . . . . .   44
  8.3  Exculpatory Provisions. . . . . . . . . . . . . . . . . . . . . .   44
  8.4  Reliance by Agent and CASC. . . . . . . . . . . . . . . . . . . .   44
  8.5  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . .   45
  8.6  Non-Reliance on Agent, Other Banks and CASC.  . . . . . . . . . .   45
  8.7  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .   46
  8.8  Agent in its Individual Capacity. . . . . . . . . . . . . . . . .   46
  8.9  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . .   46
  8.10 The Co-Agents . . . . . . . . . . . . . . . . . . . . . . . . . .   47

SECTION 9. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .   47
  9.1  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . .   47
  9.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
  9.3  Clearing Accounts . . . . . . . . . . . . . . . . . . . . . . . .   48
  9.4  No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . . .   49
  9.5  Survival of Representations and Warranties. . . . . . . . . . . .   49
  9.6  Payment of Expenses . . . . . . . . . . . . . . . . . . . . . . .   49
  9.7  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . .   50
  9.8  Right of Set-off. . . . . . . . . . . . . . . . . . . . . . . . .   51
  9.9  Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
  9.10 New Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
  9.11 Increase in Commitments . . . . . . . . . . . . . . . . . . . . .   53
  9.12 Changing Designations of Liquidity Facility Banks . . . . . . . .   53
  9.13 Tax Forms . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
  9.14 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .   54
  9.15 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .   54
  9.16 Submission to Jurisdiction; Waivers . . . . . . . . . . . . . . .   54
  9.17 Integration . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
  9.18 WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . .   54


SCHEDULE

SCHEDULE I   Commitments

EXHIBITS

EXHIBIT A    Form of Addendum
EXHIBIT B    Form of Closing Certificate
EXHIBIT C-1  Form of Opinion of Simpson Thacher & Bartlett
EXHIBIT C-2  Form of Opinion of General Counsel of the Company
EXHIBIT D-1  Form of Assignment and Acceptance
EXHIBIT D-2  Form of New Bank Supplement
EXHIBIT D-3  Form of Commitment Increase Supplement
EXHIBIT E    Form of Revolving Credit Loan/Liquidity Facility Loan
             Promissory Note
EXHIBIT F    Capital Note Subordination Terms

          REVOLVING CREDIT AGREEMENT dated as of May 23, 1994 among CHRYSLER FINANCIAL CORPORATION, a Michigan corporation (the "Company"), the several commercial banks from time to time parties to this Agreement (collectively, the "Banks"; individually, a "Bank"), ABN AMRO BANK, N.V., BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, THE BANK OF NEW YORK, THE BANK OF NOVA SCOTIA, BANQUE NATIONALE DE PARIS, CANADIAN IMPERIAL BANK OF COMMERCE, THE CHASE MANHATTAN BANK, N.A., COMERICA BANK, CREDIT LYONNAIS, CREDIT SUISSE, THE FIRST NATIONAL BANK OF CHICAGO, THE LONG-TERM CREDIT BANK OF JAPAN, LIMITED, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, NATIONAL WESTMINSTER BANK PLC, NATIONSBANK OF NORTH CAROLINA, N.A., ROYAL BANK OF CANADA, SOCIETE GENERALE, SWISS BANK CORPORATION, THE TORONTO-DOMINION BANK and UNION BANK OF SWITZERLAND, as Co-Agents (in such capacity, the "Co-Agents"), CHEMICAL SECURITIES INC. ("CSI"), as arranger for the Banks hereunder, and CHEMICAL BANK, a New York banking corporation ("Chemical"), as agent for the Banks hereunder.


     The parties hereto hereby agree as follows:


SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the terms defined in the caption to this Agreement shall have the meanings set forth therein, and the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accumulated Funding Deficiency" shall mean any "accumulated funding deficiency" as defined in Section 302 of ERISA.

          "ACH" shall mean an Automated Clearing House.

          "Addendum" shall mean an instrument, substantially in the form of Exhibit A, by which a Bank becomes a party to this Agreement.

          "Affected Bank" shall have the meaning set forth in subsection
     2.17(b).

          "Affiliate" of any Person, shall mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agent" shall mean Chemical Bank and CSI, in their respective capacities as agent for the Banks under this Agreement and arranger of the Commitments, together with any of their respective successors.

          "Agreement" shall mean this Credit Agreement, as the same may be amended, modified or supplemented from time to time.

          "Applicable Base Rate Margin" shall mean, with respect to each Base Rate Loan at any date, the applicable percentage per annum set forth below based upon the Status and Utilization on such date (provided that if the Commitments have been terminated prior to such date, the Utilization for such date shall be deemed to be greater than 33-1/3%):

                                          Level I, II, III or IV    Level V
                                                  Status             Status
     If Utilization is less than or
     equal to 33-1/3%:                            0.0000%            0.1250%

     If Utilization is greater than 33-1/3%:      0.0000%            0.2500%

          "Applicable Eurodollar Margin" shall mean, with respect to each Eurodollar Loan at any date, the applicable percentage per annum set forth below based upon the Status and Utilization on such date (provided that if the Commitments have been terminated prior to such date, the Utilization for such date shall be deemed to be greater than 33-1/3%):

                        Level I   Level II   Level III   Level IV   Level V
                         Status    Status      Status     Status    Status
     If Utilization
     is less than
     or equal to
     33-1/3%:           0.3125%    0.4000%    0.4000%    0.5000%    0.7500%

     If Utilization
     is greater
     than 33-1/3%:      0.4375%    0.5250%    0.5250%    0.6250%    0.8750%

          "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Agent as the then current net annual assessment rate that will be employed in determining amounts payable by Chemical to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or any successor) of time deposits made in Dollars at Chemical's domestic offices.

          "Available Commitment" shall mean, as to any Bank, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Bank's Commitment at such time over (b) the aggregate unpaid principal amount at such time of all Revolving Credit Loans and Liquidity Facility Loans made by such Bank.

          "Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Effective Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chemical as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced. "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported for such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent clearly demonstrable error) that it is unable to ascertain the Base CD Rate or the Effective Federal Funds Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Effective Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Effective Federal Funds Rate, respectively.

          "Base Rate Loans" shall mean Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Base Rate.

          "Board" shall mean the Board of Directors of the Company, the Executive Committee thereof or any other committee consisting of two or more directors of the Company designated by the Board of Directors having authority to exercise, when the Board of Directors is not in session, the powers of the Board of Directors (subject to any designated limitations) in the management of the business and affairs of the Company.

          "Borrowing Date" shall mean any Business Day specified in a notice pursuant to subsection 2.2 or 2.3 as a date on which the Company requests Loans to be made hereunder.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan with respect to which the Eurodollar Rate is determined based upon the Telerate screen in accordance with the definition of Eurodollar Rate, "Business Day" shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York, New York.

          "Canadian Corporation" shall mean any corporation which (a) is organized under the laws of Canada or any province of Canada and (b) conducts substantially all of its business within Canada.

          "Capital Base" shall mean, at any date, the sum of (a) the lesser of (i) Subordinated Debt and (ii) 100% of Consolidated Tangible Net Worth plus (b) Consolidated Tangible Net Worth.

          "Capital Notes" shall mean any notes made by the Company in favor of Chrysler that are issued for cash at par and are subordinated on the terms set forth in Exhibit F in right of payment to the Senior Debt.

          "CASC" shall mean Chemical Bank Agency Services Corporation, a Delaware corporation (and any successor).

          "Chrysler" shall mean Chrysler Corporation, a Delaware corporation.

          "Chrysler Capital" shall mean Chrysler Capital Corporation, a Delaware corporation.

          "Chrysler First" shall mean Chrysler First Inc., a Pennsylvania corporation.

          "Clearing Account" shall mean, as to any Bank, the bank account designated in its Addendum, or such other bank account as such Bank shall designate in writing to the Agent from time to time, provided that such other bank account shall be maintained at the office of an ACH member.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Commercial Bank" shall mean any Person (a) licensed to engage in commercial banking business and (b) which on the date it becomes a Bank hereunder (i) is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) is entitled to an exemption from, or is not subject to, United States backup withholding tax.

          "Commitment" shall mean, as to any Bank, its obligation to make Revolving Credit Loans and, in the case of Liquidity Facility Banks, Liquidity Facility Loans to the Company hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule I, as such amount may be reduced or increased from time to time as provided herein; collectively, as to all the Banks, the "Commitments".

          "Commitment Percentage" shall mean, as to any Bank at any time, the percentage of the aggregate Commitments then constituted by such Bank's Commitment.

          "Commitment Period" shall mean, as to the Commitment of any Bank, the period from and including the Effective Date (or, in the case of any New Bank, from the date that such New Bank becomes party to this Agreement as provided in subsection 9.10) to but not including the Termination Date or such earlier date as the Commitments shall terminate as provided herein.

          "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and is treated as a single employer under
     Section 414 of the Code.

          "Consolidated Tangible Net Worth" shall mean, at any date, the amount which would appear in accordance with GAAP on a consolidated balance sheet of the Company and its Subsidiaries opposite the heading "total shareholders' investment" (or any similar item) plus the aggregate unpaid principal amount of the Capital Notes, less the aggregate net book value (after deducting any reserves applicable thereto) of all items of the following character which are included in the consolidated assets of the Company and its Subsidiaries:

               (a) franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense, and other like intangibles;

               (b) deferred charges and prepaid expenses (other than prepaid interest, insurance and taxes);


               (c) unamortized debt discount and expense;

               (d) assets which are pledged or deposited as security for or for the purpose of paying any obligations, contingent or otherwise, which are not included in consolidated liabilities; and

               (e) amounts in respect of capital stock, promissory notes and other securities issued by the Company or a Subsidiary and held in its treasury.

          "Contractual Obligation" shall mean, as to any Person, any enforceable provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "D&P" shall mean Duff & Phelps Credit Rating Company and its successors.

          "Default" shall mean any of the events specified in Section 7, whether or not any requirement for the giving of notice, lapse of time, or both, or the happening of any other condition, has been satisfied.

          "Dollars" or "$" shall mean lawful currency of the United States of America.

          "Domestic Subsidiary" shall mean any Subsidiary other than a Foreign Subsidiary.

          "Effective Date" shall mean the date on which the conditions specified in subsection 4.1 shall be satisfied.

          "Effective Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions between members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurodollar Loan" shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

          "Eurodollar Rate" shall mean, in the case of any Eurodollar Loan, with respect to each day during each Interest Period (other than any seven-day Interest Period) pertaining to such Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, provided, that in the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Eurodollar Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Company. In the absence of such agreement, and in the case of any seven-day Interest Period pertaining to such Eurodollar Loan, the "Eurodollar Rate" shall instead be the rate per annum equal to the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the respective rates notified to the Agent by each of the Reference Banks as the rate at which such Reference Bank is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of the relevant Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "Eurodollar Tranche" shall mean and be a collective reference to Eurodollar Loans having the same Interest Period, whether or not originally made on the same day.

          "Event of Default" shall mean any of the events specified in
     Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or the happening of any other condition, has been satisfied.

          "Excess Utilization Period" shall mean any Utilization Period with respect to which the Utilization exceeds 33-1/3%.

          "Existing Credit Agreement" shall mean the Combined Amended and Restated Revolving Credit Agreement dated as of July 29, 1992 among the Company, the banks parties thereto and Chemical Bank, as Agent.

          "Facility Fee Rate" shall mean, for any day, the rate per annum set forth below opposite the Status in effect on such day:

                                    Facility Fee
              Status                    Rate
          Level I Status              0.1875%

          Level II Status             0.2000%

          Level III Status            0.2250%

          Level IV Status             0.2500%

          Level V Status              0.3750%

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "Final Date" shall have the meaning set forth in subsection 2.7.

          "Finance Business" shall mean (a) the small loan, personal finance, consumer finance or installment credit business (including the business of making collateral loans secured by credit obligations or personal property), (b) the sales finance business and the business of purchasing and selling notes and accounts receivable (whether or not repayable in installments) and interests therein, (c) the commercial financing and factoring business as generally conducted, including the leasing of tangible personal property, and (d) any business (including, without limitation, securitization and other receivables-based transactions) related to or conducted in connection with any business of the character referred to in the foregoing clauses (a), (b) and (c) other than insurance underwriting.

          "Finance-Related Insurance Business" shall mean the business of
     (a) insuring articles and merchandise the sale or leasing of which is financed in the ordinary course of the Finance Business, and (b) insuring the lives of individuals who are liable for the payment of the amounts owing on such sales or leases and writing accident and health insurance on such individuals; provided, however, that Finance-Related Insurance Business shall also include other insurance business that is not described in (a) or (b) above to the extent that such insurance business does not produce at any time aggregate premiums written (net of reinsurance ceded) by all Subsidiaries in an amount greater than 50% of the aggregate amount of all premiums written (net of reinsurance ceded) at such time in all of the insurance business of such Subsidiaries.

          "Finance Subsidiary" shall mean any Domestic Subsidiary that is engaged primarily in the Finance Business.

          "Fitch" shall mean Fitch Investors Service, Inc. and its successors.

          "Foreign Subsidiary" shall mean any Subsidiary that (a) is organized under the laws of any jurisdiction outside the United States of America, Puerto Rico and Canada, or (b) conducts the major portion of its business outside the United States of America, Puerto Rico and Canada.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time, except that for the purposes of determining compliance with the covenants set forth in
     Section 6, "GAAP" shall mean generally accepted accounting principles in the United States of America in effect on December 31, 1993 applied consistently with those used in compiling the financial statements included in the 1993 Annual Report.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guaranty" shall mean, as to any Person, (a) any guaranty by such Person of any indebtedness or other obligation of any other Person (other than the Company or any Subsidiary), or any assurance with respect to the financial condition of such other Person (other than the Company or any Subsidiary), including, without limitation, any purchase or repurchase agreement, any indemnity or any keepwell, take-or-pay, through-put or other arrangement having the effect of assuring or holding harmless any third Person against loss with respect to any obligation of such other Person (other than the Company or any Subsidiary) and (b) the face amount of all letters of credit and acceptances issued for the account of such Person and, without duplication, all drafts drawn thereunder. For the purposes of this definition and subsection 6.1, the principal amount of obligations entitled to the benefits of any Guaranty relating to any transaction involving the origination of Consumer Finance Receivables or Wholesale Automobile Receivables by the Company or any Subsidiary for the account of, or the sale of Consumer Finance Receivables or Wholesale Automobile Receivables originated by the Company or any Subsidiary to, any other Person, shall, to the extent such Guaranty is attributable to the retention by the Company or such Subsidiary of credit risks relating to such Receivables, be deemed to be limited to the Reserve Percentage of the outstanding balance of such Receivables as of the relevant date of determination (the "Reserve Amount"), provided, that if the maximum amount of recourse to the Company and its Subsidiaries pursuant to any such Guaranty in respect of such credit risks shall have been agreed to in writing, the principal amount of such obligations shall instead be deemed to equal the lesser of (i) 100% of such maximum amount and (ii) the relevant Reserve Amount.

          As used in this definition:

               "Consumer Finance Receivables" shall mean Receivables arising out of the retail sale or lease of passenger automobiles, light-duty trucks or recreational vehicles and originated in accordance with the customary credit and collection policies of the Company and its Subsidiaries with respect to Receivables of such type generally.

               "Wholesale Automobile Receivables" shall mean Receivables arising out of extensions of credit by the Company and its Subsidiaries to automobile dealers for the purchase of new passenger automobiles, light-duty trucks and recreational vehicles (including such extensions resulting from the purchase by the Company and its Subsidiaries from Chrysler or any of its Subsidiaries of receivables from automobile dealers representing the deferred payment of the purchase price of new passenger automobiles, light-duty trucks and recreational vehicles purchased by such dealers from Chrysler or such Subsidiary) and originated in accordance with the customary credit and collection policies of the Company and its Subsidiaries with respect to Receivables of such type generally.

               "Reserve Percentage" shall mean, at any date of determination, (a) with respect to any Consumer Finance Receivables, an amount equal to five times the average credit loss experience (expressed as a percentage) of the Company and its Subsidiaries determined in accordance with GAAP with respect to Receivables of such type for the period of eight consecutive fiscal quarters ending on the last day of the most recent fiscal period as to which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1(a)(i) or (ii), provided, that in no event shall the Reserve Percentage with respect to any Consumer Finance Receivables be less than 9.75% and (b) with respect to any Wholesale Automobile Receivables, an amount equal to five times the average credit loss experience (expressed as a percentage) of the Company and its Subsidiaries determined in accordance with GAAP with respect to Receivables of such type for the period of eight consecutive fiscal quarters ending on the last day of the most recent fiscal period as to which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1(a)(i) or (ii), provided, that in no event shall the Reserve Percentage with respect to any Wholesale Automobile Receivables be less than 10.50%.

          "Income Maintenance Agreement" shall mean the Income Maintenance Agreement, dated as of December 20, 1968, as amended on April 19, 1971, May 29, 1973, July 1, 1975, June 4, 1976 and March 27, 1986,
     between Chrysler and the Company, as the same may be further amended, modified or supplemented from time to time in accordance with subsection 6.5.

          "Indebtedness" shall mean, as applied to any Person at any date,
     (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services which would appear on a consolidated balance sheet of such Person (or, in the case of the Company and its Subsidiaries, the Company) prepared in accordance with GAAP, (b) obligations of such Person under leases which appear as capital leases on a consolidated balance sheet of such Person prepared in accordance with GAAP and (c) any withdrawal obligation of such Person or any Commonly Controlled Entity thereof to a Multiemployer Plan.

          "Interest Period" shall mean with respect to any Eurodollar
     Tranche:

               (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Tranche and ending seven days or one, two, three or six months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

              (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Tranche and ending seven days or one, two, three or six months thereafter, as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto (or, if no such period is specified, ending one month thereafter);

     provided that, the foregoing provisions are subject to the following:

                    (A) if any Interest Period would otherwise end on a day
               which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                    (B) no Interest Period may be selected by the Company
               if such Interest Period would end after the Termination
               Date; and

                    (C) any Interest Period of at least one month's
               duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month.

          "Level" shall mean any of Level I, Level II, Level III, Level IV or Level V.

          "Level I" shall mean any of the following long-term senior unsecured debt ratings: A- or better by S&P, A3 or better by Moody's, A- or better by D&P or A- or better by Fitch.

          "Level II" shall mean any of the following long-term senior unsecured debt ratings: BBB+ by S&P, Baa1 by Moody's, BBB+ by D&P or BBB+ by Fitch.

          "Level III" shall mean any of the following long-term senior unsecured debt ratings: BBB by S&P, Baa2 by Moody's, BBB by D&P or BBB by Fitch.

          "Level IV" shall mean any of the following long-term senior unsecured debt ratings: BBB- by S&P, Baa3 by Moody's, BBB- by D&P or BBB- by Fitch.

          "Level V" shall mean any of the following long-term senior unsecured debt ratings: BB+ or lower (or unrated) by S&P, Ba1 or lower (or unrated) by Moody's, BB+ or lower (or unrated) by D&P or BB+ or lower (or unrated) by Fitch.

          "Lien" shall mean, with respect to any property of any Person, any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest of any kind in or with respect to such property (including, without limitation, any conditional sale or other title retention agreement, and any financing lease under which such Person is lessee having substantially the same economic effects as any of the foregoing). It is understood that any filings, instruments or other documents evidencing the Liens created pursuant to the Existing Credit Agreement and the Trust Agreement referred to therein shall not be deemed to constitute or create "Liens" for the purposes of this Agreement.

          "Liquidity Facility Bank" shall mean each of the Banks that have agreed to make Liquidity Facility Loans hereunder as indicated on
     Schedule I and each other Bank that shall hereafter be designated as a Liquidity Facility Bank in accordance with the provisions of subsection 9.7 or 9.12.

          "Liquidity Facility Loan" shall have the meaning set forth in subsection 2.3(a).


          "Loan" shall mean any Revolving Credit Loan or Liquidity Facility Loan made by any Bank hereunder.

          "Material Asset Disposition" shall have the meaning assigned in subsection 6.6.

          "Maximum Disposition Amount" at any date of determination shall mean the greater of (a) $500,000,000 and (b) an amount equal to 5% of the book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the most recent fiscal period as to which financial statements have been delivered (or are required to have been delivered) to the Agent pursuant to subsection 5.1(a).

          "Moody's" shall mean Moody's Investors Service, Inc. and its successors.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "New Bank" shall have the meaning set forth in subsection 9.10.

          "1993 Annual Report" shall mean the Company's annual report to stockholders for the fiscal year ended December 31, 1993.

          "Non-U.S. Subsidiary" shall mean each Subsidiary other than a U.S. Subsidiary.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor corporation.

          "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

          "Plan" shall mean any pension plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          "Prohibited Transaction" shall mean any "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code.

          "Rating Agencies" shall mean the collective reference to D&P, Fitch, Moody's and S&P.

          "Real Estate Business" shall mean the acquisition, development, leasing, financing, management, maintenance and disposition of real property, including, without limitation, automotive dealership facilities and dealership site control arrangements.

          "Receivables" shall mean, at any date, any and all amounts owing to the Company and its Subsidiaries on account of receivables arising out of their conduct of their business.

          "Reference Banks" shall mean Chemical, NBD Bank, N.A., Royal Bank of Canada and Swiss Bank Corporation; provided, that, for the purposes of determining the Eurodollar Rate with respect to any seven-day Interest Period, Chemical shall be the sole Reference Bank.

          "Reportable Event" shall mean any of the events set forth in
     Section 4043(b) of ERISA or the regulations thereunder.

          "Required Banks" shall mean, at any date, Banks having at least 51% of the aggregate amount of the Commitments at such date or, if the Commitments have been terminated, the holders of at least 51% of the outstanding principal amount of the Loans hereunder.

          "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" shall mean, at any particular time, the Chairman of the Board, the President, the chief financial officer, the Vice President-Corporate Finance and Development, the Treasurer or the Controller of the Company.

          "Revolving Credit Loans" shall have the meaning set forth in subsection 2.1(a).

          "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, and its successors.

          "Senior Debt" shall mean, at any date, all Indebtedness of the Company except Subordinated Debt and Capital Notes.

          "Significant Subsidiary" shall mean, at the time of any determination thereof, (a) any Finance Subsidiary and (b) any other Subsidiary of the Company the assets of which constitute at least 5% of the consolidated assets of the Company and its Subsidiaries as stated on the consolidated financial statements of the Company and its Subsidiaries for the most recently ended fiscal quarter of the Company, provided, that the term "Significant Subsidiary" shall not include any Special Purpose Subsidiary.

          "Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan.

          "Special Purpose Subsidiary" shall mean any Subsidiary created for the sole purpose of purchasing assets from the Company or any Finance Subsidiary with the intention and for the purpose of using such assets in a securitization transaction.

          "Status" shall mean, as to the Company, the existence of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status, as the case may be. For the purposes of this definition, "Status" will be set at the lowest Level assigned to the Company by any Rating Agency, unless only one Rating Agency has assigned such Level to the Company, in which case the Company's Status will be set at the second lowest Level assigned to the Company by any Rating Agency.

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which Chemical is subject with respect to the Base CD Rate (as such term is used in the definition of "Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subordinated Debt" shall mean, at any date, all Indebtedness of the Company which is subordinated to Senior Debt at least to the extent that its 6-7/8% Subordinated Notes due 1987 were subordinated to Senior Debt as of April 9, 1980, excluding Capital Notes.

          "Subsidiary" shall mean any corporation of which the Company or one or more Subsidiaries or the Company and one or more Subsidiaries shall at the time own shares of any class or classes (however designated) having voting power for the election of at least a majority of the members of the board of directors (or other governing body) of such corporation.

          "Termination Date" shall mean May 22, 1998, or, if such day is not a Business Day, the next preceding Business Day.

          "Type" shall mean as to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "Unrefunded Liquidity Facility Loans" shall have the meaning set forth in subsection 2.3(c).

          "U.S. Subsidiary" shall mean each Domestic Subsidiary which is not a Canadian Corporation.

          "Utilization" shall mean, for any Utilization Period, the percentage equivalent of a fraction (a) the numerator of which is the average daily principal amount of Loans outstanding during such Utilization Period and (b) the denominator of which is the average daily amount of the aggregate Commitments of all Banks during such Utilization Period.

          "Utilization Period" shall mean (a) each fiscal quarter of the Company and (b) any portion of a fiscal quarter of the Company ending on the Final Date.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.


SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 The Commitments. (a) Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of its Commitment. During the Commitment Period, the Company may use such Commitment by borrowing, prepaying or repaying the Revolving Credit Loans of such Bank, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Credit Loans be borrowed under this subsection 2.1 if, after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount of Revolving Credit Loans and Liquidity Facility Loans made by any Bank then outstanding would exceed such Bank's Commitment.

          (b) Revolving Credit Loans may be Base Rate Loans or Eurodollar Loans, or part Base Rate Loans and part Eurodollar Loans, as determined by the Company and notified to the Agent in accordance with subsection 2.2, provided that no Eurodollar Loans shall be made after the day which is seven days prior to the Termination Date.

          2.2 Procedure for Borrowing. The Company may borrow under subsection 2.1 during the Commitment Period on any Business Day, provided that the Company shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., New York City time, (i) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, and (ii) one Business Day prior to the requested Borrowing Date, otherwise) specifying (A) the amount to be borrowed, (B) the requested Borrowing Date,
(C) whether the borrowing is to be a Eurodollar Loan or a Base Rate Loan or a combination thereof, and (D) if such borrowing is to be entirely or partly a Eurodollar Loan, the length of the Interest Period for such Eurodollar Loan. Upon receipt of such notice, the Agent shall promptly notify each Bank thereof. Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in such notice, each Bank shall (subject to subsection 9.3(b)) deposit in its Clearing Account an amount in immediately available funds equal to the amount of the Revolving Credit Loan to be made by such Bank pursuant to subsection 2.1. The Agent shall, pursuant to subsection 9.3(a), cause such amount to be withdrawn from each such Clearing Account and shall make the aggregate amount so withdrawn available to the Company by depositing the proceeds thereof in the account of the Company with the Agent on the date such Loans are made for transmittal by the Agent upon the Company's request. Each borrowing pursuant to subsection 2.1 shall be in an aggregate principal amount of the lesser of
(i) $50,000,000 or an integral multiple of $1,000,000 in excess thereof or
(ii) the then Available Commitments, provided that, with respect to any borrowing of Eurodollar Loans, after giving effect thereto, subsection 2.10 shall not have been contravened.

          2.3 Liquidity Facility Loans. (a) Subject to the terms and conditions hereof, each Liquidity Facility Bank severally agrees to make liquidity loans (individually, a "Liquidity Facility Loan"; collectively, the "Liquidity Facility Loans") to the Company from time to time during the Commitment Period in accordance with the procedures set forth in this subsection 2.3 in an aggregate principal amount at any one time outstanding not to exceed such Bank's Commitment. Amounts borrowed by the Company under this subsection 2.3 may be repaid and, to but excluding the Termination Date, reborrowed. All Liquidity Facility Loans shall at all times be Base Rate Loans. The Company shall give the Agent irrevocable notice of any Liquidity Facility Loans requested hereunder (which notice must be received by the Agent prior to 12:00 Noon, New York City time, on the requested Borrowing Date) specifying (A) the amount to be borrowed, and
(B) the requested Borrowing Date. Upon receipt of such notice, the Agent shall promptly notify each Liquidity Facility Bank thereof. Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in such notice each Liquidity Facility Bank shall make the amount of its Liquidity Facility Loan available to the Agent for the account of the Company at the office of the Agent set forth in subsection 9.2 in funds immediately available to the Agent. The proceeds of such borrowing will then be made available to the Company by the Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Liquidity Facility Banks and in like funds as received by the Agent. Each borrowing pursuant to this subsection 2.3 shall be in an aggregate principal amount of the lesser of (i) $50,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the then Available Commitments. Notwithstanding anything to the contrary contained in this Agreement, in no event may Liquidity Facility Loans be borrowed under this subsection 2.3 if, after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount of Revolving Credit Loans and Liquidity Facility Loans made by any Bank then outstanding would exceed such Bank's Commitment.

          (b) Notwithstanding the occurrence of any Default or Event of Default or noncompliance with the conditions precedent set forth in Section 4, if any Liquidity Facility Loans shall remain outstanding at 10:00 A.M., New York City time, on the fourth Business Day following the Borrowing Date thereof and if by such time on such fourth Business Day the Agent shall have received neither (i) a notice of borrowing delivered pursuant to subsection 2.2 requesting that Revolving Credit Loans be made pursuant to subsection 2.1 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Liquidity Facility Loans, nor (ii) any other notice indicating the Company's intent to repay such Liquidity Facility Loans with funds obtained from other sources, the Agent shall be deemed to have received a Notice of Borrowing from the Company pursuant to subsection 2.2 requesting that Revolving Credit Loans (which shall be Base Rate Loans) be made pursuant to subsection 2.1 on such immediately succeeding Business Day in an amount equal to the aggregate amount of such Liquidity Facility Loans, and the procedures set forth in subsection 2.2 shall be followed in making such Revolving Credit Loans.
The proceeds of such Revolving Credit Loans shall be applied to repay such Liquidity Facility Loans.

          (c) If, for any reason, Revolving Credit Loans may not be made pursuant to paragraph (b) of this subsection 2.3 to repay Liquidity Facility Loans as required by such paragraph, effective on the date such Revolving Credit Loans would otherwise have been made, each Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default, to the extent of such Bank's Commitment Percentage, purchase a participating interest in such Liquidity Facility Loans ("Unrefunded Liquidity Facility Loans"). Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Agent to each Liquidity Facility Bank in such amount as will reduce the amount of the participating interest retained by such Liquidity Facility Bank in its Liquidity Facility Loans to its Commitment Percentage of the Revolving Credit Loans which were to have been made pursuant to paragraph (b) of this subsection 2.3. Each Bank shall share on a pro rata basis (calculated by reference to its participating interest in such Liquidity Facility Loans) in any interest which accrues thereon and in all repayments thereof. All payments in respect of Unrefunded Liquidity Facility Loans and participations therein shall be made in accordance with subsection 2.15.

          2.4 Repayment of Revolving Credit Loans and Liquidity Facility Loans. The Company shall repay all outstanding Revolving Credit Loans and Liquidity Facility Loans (together with all accrued unpaid interest thereon) on the last day of the Commitment Period.

          2.5 Lending Procedures. (a) Unless the Agent shall have received notice from a Bank prior to a Borrowing Date that such Bank will not make available to the Agent such Bank's share of the borrowing requested to be made on such Borrowing Date, the Agent may assume that such Bank has made its share of such borrowing available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount. If the Agent does, in such circumstances, make available to the Company such amount, such Bank shall within three Business Days following such Borrowing Date make its share of such borrowing available to the Agent, together with interest thereon for each day from and including such Borrowing Date that its share of such borrowing was not made available, to but excluding the date such Bank makes its share of such borrowing available to the Agent, at the Effective Federal Funds Rate. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on such Borrowing Date for all purposes of this Agreement. If such amount is not so made available to the Agent, then the Agent shall notify the Company of such failure, and, on the fourth Business Day following such Borrowing Date, the Company shall pay to the Agent such amount, together with interest thereon for each day that the Company had the use of such ratable portion at the Effective Federal Funds Rate. Nothing contained in this subsection 2.5(a) shall relieve any Bank which has failed to make available its share of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

          (b) The failure of any Bank to make the Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on such Borrowing Date.

          2.6 Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to the appropriate lending office of such Bank resulting from each Loan made by such lending office of such Bank from time to time, including the amounts of principal and interest payable and paid to such lending office of such Bank from time to time under this Agreement.

          (b) The Agent shall maintain the Register pursuant to subsection 9.7(c), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan or a Liquidity Facility Loan, the Type of each Loan made and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder from the Company and each Bank's share thereof.

          (c) The entries made in the Register and accounts maintained pursuant to paragraphs (a) and (b) of this subsection 2.6 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Bank or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company by such Bank in accordance with the terms of this Agreement.

          2.7 Facility Fees. The Company agrees to pay to the Agent, for the account of the Banks, a facility fee for each day from and including the Effective Date to but excluding the later of (a) the last day of the Commitment Period and (b) the date on which all of the Loans shall have been paid in full (such later date, the "Final Date"). Such fee shall be payable quarterly in arrears on (i) the first Business Day of each January, April, July and October (for the three-month period (or portion thereof) ended on the last day of the immediately preceding month) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above) and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day on the aggregate amount of the Commitments in effect on such day (or, if the Commitments shall have been terminated, on the aggregate outstanding principal amount of the Loans on such day).

          2.8 Termination or Reduction of Commitments. The Company shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Commitments or, from time to time to reduce the amount of the Commitments to an amount not less than the aggregate principal amount of the Loans then outstanding after giving effect to any contemporaneous prepayment thereof permitted under subsection 2.9. Upon receipt of such notice the Agent shall promptly notify each Bank thereof. Any such reduction shall be in an amount of at least $100,000,000 and shall reduce permanently the amount of the Commitments then in effect. Any termination of the Commitments shall be accompanied by prepayment in full of the Loans, together with accrued interest thereon to the date of such prepayment.

          2.9 Optional Prepayments. The Company may at any time and from time to time prepay the Revolving Credit Loans or Liquidity Facility Loans hereunder, in whole or in part, without premium or penalty, upon prior notice to the Agent (which notice must be received by the Agent prior to 10:00 A.M., New York City time (i) three Business Days prior to the repayment date in the case of Eurodollar Loans and (ii) one Business Day prior to the repayment date otherwise) specifying the date and amount of prepayment, and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each; provided that, in the case of any prepayment of Liquidity Facility Loans, such notice may be delivered to the Agent as late as, but no later than 12:00 Noon, New York City time, on the date of such prepayment and provided, further, that each prepayment of Eurodollar Loans on a day other than the last day of the related Interest Period shall require the payment of any amounts payable by the Company pursuant to subsection 2.20. Upon receipt of any such notice, the Agent shall promptly notify each Bank thereof. Any such notice shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $25,000,000 or a multiple of $1,000,000 in excess thereof.

          2.10 Minimum Amount of Eurodollar Tranches. All borrowings, payments, prepayments, continuations and conversions hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising any Eurodollar Tranche shall not be less than $100,000,000.

          2.11 Interest Rate and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period therefor on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period, plus the Applicable Eurodollar Margin.

          (b) Each Base Rate Loan shall bear interest for each day on the unpaid principal amount thereof, at a rate per annum equal to the Base Rate determined for such day plus the Applicable Base Rate Margin.

          (c)  If all or a portion of (i) the principal amount of any Loan,
(ii) any interest payable thereon or (iii) any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.11 plus 2% or (y) in the case of any overdue interest, facility fee or other amount, the rate described in subsection 2.11(b) plus 2%, in each case from the date of such non-payment to (but excluding) the date on which such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears (i) with respect to Eurodollar Loans having an Interest Period of three months or less, on the last day of such Interest Period, (ii) with respect to Eurodollar Loans having an Interest Period longer than three months, on each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (iii) with respect to Base Rate Loans (other than Liquidity Facility Loans which do not constitute Unrefunded Liquidity Facility Loans), on the last day of each March, June, September and December, and (iv) with respect to all Loans, upon each repayment, prepayment or conversion thereof; provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand. The amount of interest on any Loans to be paid on any date as specified above shall in each case be determined under the assumption that the Utilization for the Utilization Period(s) during which such interest accrued was less than 33-1/3%. On the first Business Day following the last day of each Excess Utilization Period, the Company shall pay to the Agent, for the benefit of the Banks, an additional amount of interest equal to the excess (if any) of (i) the amount of interest which accrued during such Utilization Period after giving effect to the actual Utilization for such Utilization Period (whether or not such accrued interest was actually payable during such Utilization Period) over (ii) the amount of interest which would have accrued during such Utilization Period if the Utilization during such Utilization Period had been less than 33-1/3%.

          2.12 Conversion and Continuation Options. (a) The Company may elect from time to time to convert Eurodollar Loans to Base Rate Loans, by giving the Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Bank thereof. All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Required Banks have determined in its or their sole discretion that such conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, subsection 2.10 shall not have been contravened and (iii) no Base Rate Loan may be converted into a Eurodollar Loan after the date that is seven days prior to the Termination Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such
(i) when any Event of Default has occurred and is continuing and the Agent has or the Required Banks have determined in its or their sole discretion that such continuation is not appropriate, (ii) if, after giving effect thereto, subsection 2.10 would be contravened or (iii) after the date that is seven days prior to the Termination Date and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

          2.13 Computation of Interest and Fees. (a) Interest (other than interest calculated on the basis of the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed. Facility fees and interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Agent shall, as soon as practicable, notify the Company and the Banks of each determination of the Eurodollar Rate with respect to Eurodollar Loans. Any change in the interest rate in respect of a Loan or in any facility fee resulting from a change in the Base Rate, the Applicable Base Rate Margin, the Applicable Eurodollar Margin or Status shall become effective as of the opening of business on the day on which a change in the Base Rate shall become effective or such Applicable Base Rate Margin, Applicable Eurodollar Margin or Status changes as provided herein, as the case may be. The Agent shall notify the Company and the Banks of the effective date and the amount of each such change in the Base Rate.

          (b) Each determination, pursuant to and in accordance with any provision of this Agreement, of an interest rate applicable to a Eurodollar Loan by the Agent, and each determination by a Reference Bank of a rate with respect to a Eurodollar Loan to be notified to the Agent pursuant to the definition of "Eurodollar Rate" shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent shall, at the request of the Company, deliver to the Company a statement showing any quotations given by the Reference Banks and the computations used by the Agent in determining any interest rate pursuant to subsection 2.11(a).

          (c) If any Reference Bank's Commitment shall terminate (otherwise than on termination of all the Commitments) or, as the case may be, Loans made by it hereunder are assigned, or prepaid or repaid (otherwise than on the ratable prepayment or repayment of the Loans among the Banks) for any reason whatsoever, such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result of the foregoing, there shall be only one Reference Bank remaining, then the Agent (after consultation with the Company and the Banks) shall, as soon as practicable thereafter, by notice to the Company and the Banks, designate another Bank that is willing to act as a Reference Bank so that there shall at all times be at least two Reference Banks. In acting so to designate another Bank to serve as a Reference Bank, the Agent will use its best efforts to ensure that one Reference Bank will, at all times, be a Bank that has its headquarters office located outside the United States.

          (d) If any of the Reference Banks shall be unable or shall otherwise fail to provide notice of a rate to the Agent upon its request with respect to a Eurodollar Loan, the Eurodollar Rate shall be determined on the basis of rates provided in notices of the remaining Reference Banks.

          2.14  Inability to Determine Eurodollar Rate.  In the event that
(a) the Agent determines (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate in respect of any Eurodollar Loans, or (b) the Required Banks determine (which determination shall be conclusive and binding upon the Company) and shall notify the Agent that the rates of interest referred to in the definition of "Eurodollar Rate" as the basis upon which the rate of interest for Eurodollar Loans is to be determined do not adequately cover the cost to the Banks of making or maintaining Eurodollar Loans, in each case with respect to proposed Revolving Credit Loans that the Company has requested be made as a Eurodollar Loan, the Agent shall forthwith give facsimile transmission or other written notice of such determination to the Company and the Banks at least one Business Day prior to the requested Borrowing Date for such Eurodollar Loan. If such notice is given, any requested borrowing of a Eurodollar Loan shall be made as a Base Rate Loan. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made.

          2.15 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans (except borrowings pursuant to subsection 2.16), each payment of facility fees, and any reduction of the amount of the Commitments of the Banks hereunder (except for the termination or reduction of a particular Bank's Commitment pursuant to subsection 2.19(a)) shall be made pro rata according to the amounts of the then existing Commitments (or, in the case of facility fees payable after the Commitments have been terminated and prior to the date the Loans shall have been paid in full, pro rata according to the amounts of the then outstanding Loans of the Banks). Each borrowing of Liquidity Facility Loans shall be made pro rata according to the amounts of the then existing Commitments of the Liquidity Facility Banks. Each payment (including each prepayment) by the Company on account of principal of and interest on (except for payments to a particular Bank pursuant to subsection 2.16, 2.17, 2.18, 2.19, 2.20 or 2.21) Revolving Credit Loans shall be made on a pro rata basis according to the amounts of the then outstanding Revolving Credit Loans of the Banks. Each payment (including each prepayment) by the Company on account of principal of and interest on (except for payments to a particular Liquidity Facility Bank pursuant to subsection 2.16, 2.17, 2.18, 2.19, 2.20 or 2.21) Liquidity Facility Loans shall be made on a pro rata basis according to the amounts of the then outstanding Liquidity Facility Loans of the Liquidity Facility Banks. All payments (including prepayments) by the Company on account of principal, interest, fees and other amounts shall be made without setoff or counterclaim to the Agent for the account of the Banks at the office of the Agent referred to in subsection 9.2 in Dollars and in immediately available funds. The Agent shall promptly distribute such payments to each Bank entitled to receive a portion thereof by causing such Bank's portion of such payment to be deposited in such Bank's Clearing Account. If any payment hereunder (other than a payment in respect of a Eurodollar Loan) becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (b) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date, and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent the Company shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from and including the date such amount is distributed to such Bank to but excluding the date such Bank repays such amount to the Agent at the Effective Federal Funds Rate for each such day. Nothing contained in this subsection 2.15(b) shall relieve the Company from its obligations to make payments on all amounts due hereunder in accordance with the terms hereof.

          2.16 Illegality. Notwithstanding any other provision herein, if any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Loans shall forthwith be cancelled and (b) such Bank's Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Bank so requests, be converted automatically to Base Rate Loans on the date specified by such Bank in such notice. To the extent that such affected Eurodollar Loans are made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Bank's Base Rate Loans. The Company hereby agrees promptly to pay any Bank, upon its demand, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this subsection 2.16, including, but not limited to, any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Bank's notice of such costs, as certified to the Company through the Agent, to be conclusive absent manifest error).

          2.17 Increased Costs. (a) In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority enacted or made subsequent to the date hereof:

          (i) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank; or

         (ii)  does or shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank of making, or maintaining advances or extensions of credit or to reduce any amounts receivable hereunder (such increase in cost or reduction in amounts receivable, "Increased Costs") then, in any such case, the Company shall promptly pay to the Agent for the account of such Bank, upon the written demand of such Bank to the Company (with a copy to the Agent), so long as such Increased Costs are not otherwise included in the amounts required to be paid to such Bank pursuant to subsection 2.16, 2.17(b), 2.18, 2.19, 2.20 or 2.21, any additional amounts necessary to compensate such Bank for such Increased Costs which such Bank deems to be material as determined by such Bank with respect to its Eurodollar Loans. If a Bank becomes entitled to claim any additional amounts pursuant to this subsection 2.17(a), it shall promptly notify the Company, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by a Bank, through the Agent, to the Company shall be conclusive in the absence of manifest error.

          (b) Upon notice from any Affected Bank (as hereinafter defined), the Company shall pay to the Agent for the account of such Affected Bank an additional amount for each Eurodollar Loan of such Affected Bank, payable on the last day of the Interest Period with respect thereto, equal to

                     P X [[R / (1.00 - r)] - R] X [T / 360]


Where     P =  the principal amount of such Eurodollar Loan of such Bank;

          R = the Eurodollar Rate (expressed as a decimal) for such Interest Period;

          T = the number of days in such Interest Period during which such Bank was an "Affected Bank"; and

          r = the aggregate of rates (expressed as a decimal) of reserve requirements current on the date two Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.

          The term "Affected Bank" shall mean any Bank party to this Agreement that is (i) organized under the laws of the United States or any State thereof or (ii) a bank organized under laws other than those of the United States of America or a State thereof that is funding its Eurodollar Loans through a branch or agency located in the United States of America. Each Bank agrees to notify the Agent (A) by appropriate notification on its Addendum in the case of each original Bank party hereto and (B) in the case of each New Bank, and each assignee pursuant to subsection 9.7(a) that is not already a Bank, upon its becoming a party hereto, whether or not it is an Affected Bank, and of any subsequent change of status, disclosing the effective date of such change.

          2.18 Transfer of Eurodollar Loans. Upon the occurrence of any of the events specified in subsection 2.16 or 2.17(a), each Bank whose Eurodollar Loans are affected by any such event agrees that it will transfer its Eurodollar Loans affected by any such event to another branch office (or, if such Bank so elects, to an affiliate) of such Bank, provided that such transfer shall be made only if such Bank shall have determined in good faith (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that, (a) on the basis of existing circumstances, such transfer will avoid such events and will not result in any additional costs, liabilities or expenses to such Bank or to the Company and (b) such transfer is otherwise consistent with the interests of such Bank.

          2.19 Changes in Capital Requirements. (a) In the event that, in the opinion of counsel for any Bank (which may, in the discretion of such Bank, be such Bank's internal counsel), compliance with any law, rule, regulation or guideline, or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or Governmental Authority enacted or made subsequent to the date hereof shall affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and the amount of such capital that is required or expected to be maintained is increased by or based upon the Commitment of such Bank under this Agreement or any participation agreement entered into pursuant to subsection 9.7, as applicable (such event, a "Change in Law"), such affected Bank shall notify the Company and the Agent within 180 days after such affected Bank shall have obtained actual knowledge of the costs associated with its compliance with such Change in Law (but in no event later than 365 days after such Bank is first required to comply with such Change in Law). At the time of such notification such affected Bank shall provide the Company with a written statement setting forth the amount that would adequately compensate such affected Bank for the costs associated with its compliance with such Change in Law and setting forth in reasonable detail the assumptions upon which such affected Bank calculated such amount, and a copy of the opinion of counsel referred to in the preceding sentence. Such affected Bank shall allocate to the Company the costs associated with such Change in Law in such a way that the proportion of (i) such costs that are allocated to the Company to (ii) the total of such costs of such affected Bank associated with such Change in Law as it relates to all commitments of such Bank to its customers of similar creditworthiness as the Company, is substantially the same as the proportion of (i) the Commitment of such affected Bank under this Agreement or such participation agreement to (ii) the total of all commitments by such affected Bank to its customers of similar creditworthiness as the Company. The Company and such affected Bank shall thereafter negotiate in good faith an agreement to increase that portion of the facility fee payable to such affected Bank under subsection 2.7 to a level, which, in the opinion of such affected Bank, will adequately compensate such affected Bank for such costs. If such increase is approved in writing by the Company within 90 days from the date of the notice to the Company from such affected Bank, the facility fee payable by the Company shall, effective from the date of such Change in Law (but subject to the last sentence of this subsection 2.19(a)) include the amount of such agreed increase, and the Company will so notify the Agent. If the Company and such affected Bank are unable to agree on such an increase within 90 days from the date of the notice to the Company from such affected Bank, the Company shall by written notice to such affected Bank within 120 days from the date of the aforesaid notice to the Company from such affected Bank, elect either to (a) terminate the Commitment of such affected Bank (each such Bank, a "Terminated Bank") (subject to the last sentence of this subsection 2.19(a)) or (b) (subject to the next to last sentence of this subsection 2.19(a)) increase the facility fee payable to such affected Bank by the amount requested by such affected Bank. Without limiting the foregoing, if the Company elects to take the action described in clause (b) of the preceding sentence, it may simultaneously therewith reduce the Commitment of such affected Bank by an amount chosen by the Company. If the Company fails to provide notice to such affected Bank as described in the second preceding sentence by such 120th day, the Company shall be deemed to have taken the action described in clause (b) of such second preceding sentence. The Company (A) may from time to time after such 120th day reduce the compensation to be received pursuant to this subsection 2.19(a) by any affected Bank as a result of any Change in Law, to the average compensation (the "Average Compensation") the Company has agreed, as provided above, to pay the affected Banks as a result of such Change in Law (such average compensation to be measured by a percentage of the aggregate Commitments of such affected Banks) and (B) shall pay to each Terminated Bank, on the date the Commitment of such Bank is terminated, an amount equal to the excess, if any, of (i) the lesser of (x) the aggregate facility fee that would have been payable to such Bank, from the date of such Terminated Bank's notice to the Company pursuant to this subsection 2.19(a) to the date the Commitment of such Terminated Bank is terminated, had such facility fee been determined by reference to the Average Compensation and (y) the aggregate facility fee that would have been payable to such Bank during such period had such facility fee been increased by an amount necessary to adequately compensate such Bank (as determined by such Bank in accordance with the applicable provisions of this subsection 2.19(a)) for the costs attributable to the relevant Change in Law over (ii) the aggregate facility fee actually paid to such Bank during such period.

          (b) Upon the occurrence of any Change in Law each Bank whose Commitment hereunder is affected by such Change in Law shall transfer its Commitment to another branch office (or, if such Bank so elects, to an affiliate) of such Bank, provided that such transfer shall be made only if such Bank shall have determined in good faith (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that (i) on the basis of existing circumstances, such transfer will avoid the increased costs resulting from such Change in Law and will not result in any additional costs, liabilities or expenses to such Bank (unless the Company agrees to pay such additional costs, liabilities or expenses of such Bank) and (ii) such transfer is otherwise consistent with the interests of such Bank.

          2.20 Indemnity. The Company agrees to indemnify each Bank and to hold such Bank harmless from any loss or expense (including, but not limited to, any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder, but excluding loss of the Applicable Eurodollar Margin), which such Bank may sustain or incur as a consequence of (a) failure by the Company in making any payment when due (whether by acceleration or otherwise) of the principal amount of or interest on the Eurodollar Loans of such Bank, (b) failure by the Company to make a borrowing of Eurodollar Loans, or a conversion into or continuation of Eurodollar Loans, after the Company has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (c) failure by the Company in making any prepayment after the Company has given a notice in accordance with this Agreement and (d) a payment or prepayment of a Eurodollar Loan on a day that is not the last day of the Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such payment, prepayment or of such failure to borrow, convert or continue to the last day of the relevant Interest Period (or proposed Interest Period), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Eurodollar Margin) over (ii) the amount of interest (as reasonably determined by such Bank) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. The agreements in this subsection 2.20 shall survive the payment of the Loans and all other amounts payable hereunder.

          2.21 Taxes. (a) In the event that the adoption of any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, in each case after the date hereof, shall require any Taxes (as hereinafter defined) to be withheld or deducted from any amount payable to any Bank under this Agreement, upon notice by such Bank to the Company (with a copy to the Agent) to the effect that (i) as a result of the adoption of such law, rule, regulation, treaty or directive or a change therein or in the interpretation thereof, Taxes are being withheld or deducted from amounts payable to such Bank under this Agreement and (ii) such Bank has taken all action required to be taken by it to avoid the imposition of such Taxes pursuant to paragraph (c) of this subsection 2.21 prior to demanding indemnification under this paragraph
(a), the Company will pay to the Agent for the account of such Bank additional amounts so that such additional amounts, together with amounts otherwise payable under this Agreement, will yield to such Bank, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, the amount stated to be payable under this Agreement. The term "Taxes" shall mean all net income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein), excluding, with respect to any Bank, net income and franchise taxes imposed with respect to net income of any country (or any political subdivision or taxing authority thereof or therein) where such Bank is organized or, in respect of such Bank's Eurodollar Loans, by the country (or any political subdivision or tax authority thereof or therein) where such Bank's Eurodollar Loans are booked and, in respect of such Bank's Base Rate Loans, by the country (or any political subdivision or tax authority thereof or therein) where such Bank's Base Rate Loans are booked. If the Company fails to pay any Taxes when due following notification by any Bank as provided above, the Company shall indemnify such Bank for any incremental taxes, interest or penalties that may become payable by any Bank as a result of any such failure by the Company to make such payment. The Company may, upon payment by the Company to any Bank claiming indemnification under this paragraph (a) of any amount payable by the Company to such Bank, elect by not less than four Business Days' prior written notice to such Bank to terminate the Commitment of such Bank and prepay the Loans of such Bank outstanding hereunder on the next day upon which a prepayment may be made pursuant to subsection 2.9.

          (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or any successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or any successor form. Each such Bank also agrees to deliver to the Company and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Agent. Such Bank shall certify
(i) in the case of Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

          (c) No Bank may request indemnification for any Taxes from the Company under paragraph (a) of this subsection 2.21 to the extent that such Taxes would have been avoided or reduced by such Bank's transfer of its Loans affected by such event to another office of such Bank (or to an affiliate of such Bank), by such Bank's properly claiming the benefit of any exemption from or reduction of such Taxes (whether provided by statute, treaty or otherwise), including, without limitation, by delivering the forms required by paragraph (b) of this subsection 2.21, or by such Bank's taking any other action which in its judgment is reasonable to avoid or reduce such Taxes, provided that such Bank shall not be required to (i) take any action which in the reasonable judgment of such Bank could directly or indirectly result in any increased cost or expense or in any loss of opportunity to such Bank unless the Company shall have provided to such Bank indemnity or reimbursement therefor in form and substance reasonably satisfactory to such Bank or (ii) claim or apply any tax credit against such Taxes.

          (d) Within 30 days after the payment by the Company of any income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, withheld or deducted from any amount payable to any Bank under this Agreement, and irrespective of whether such Bank is entitled to demand indemnification in respect thereof under paragraph (a) above, the Company will furnish to such Bank (with a copy to the Agent), the original or a certified copy of a receipt evidencing payment thereof.

          2.22 Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Company for general corporate purposes.

          2.23 Replacement of Banks. The Company shall be permitted to replace any Bank which (a) requests reimbursement for amounts owing pursuant to subsection 2.17, 2.19 or 2.21, (b) is affected in the manner described in subsection 2.16 and as a result thereof any of the actions described in said subsection is required to be taken or (c) defaults in its obligation to make Revolving Credit Loans or Liquidity Facility Loans hereunder, with a replacement Commercial Bank; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Company shall repay (or the replacement Commercial Bank shall purchase, at par) all Loans and other amounts (including accrued interest) owing to such replaced Bank concurrently with such replacement,
(iv) the Company shall be liable to such replaced Bank under subsection
2.20 if any Eurodollar Loan owing to such replaced Bank shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement Commercial Bank, if not already a Bank, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Agent, (vi) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of subsection 9.7 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to subsection 2.17, 2.19 or 2.21, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Company, the Agent or any other Bank shall have against the replaced Bank.


SECTION 3.  REPRESENTATIONS AND WARRANTIES

          In order to induce the Banks to enter into this Agreement and to make the Loans herein provided for, the Company hereby represents and warrants to each Bank that:

          3.1 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1993, and the related consolidated statements of net earnings and cash flows for the fiscal year ended on such date, certified by Deloitte & Touche, copies of which have been delivered to each Bank, present fairly the consolidated financial position of the Company and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 1994, and the related consolidated statements of net earnings and cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have been delivered to each Bank, present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of their operations for the three-month period then ended (subject to normal year-end audit adjustments). Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. As at March 31, 1994, neither the Company nor any of its Subsidiaries had any asset, liability, contingent obligation, liability for taxes, long-term lease or unusual forward or long-term commitment material to the financial condition of the Company and its Subsidiaries taken as a whole, which was not reflected in the foregoing statements or in the notes thereto.

          3.2 No Change. Between December 31, 1993 and the Effective Date there has been no material adverse change in the business, operations or financial condition of the Company and its Subsidiaries taken as a whole.

          3.3 Corporate Existence. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, and (b) is duly qualified as a foreign corporation to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of business transacted by it makes such qualification necessary, except in the case of this clause (b) to the extent that the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole.

          3.4 Corporate Authorization; No Violation. The execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, have been duly authorized by all necessary corporate action, and do not contravene any Requirement of Law or Contractual Obligation of the Company or any of its Subsidiaries, except to the extent that such contravention would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole or on the ability of the Company to fulfill its obligations under this Agreement or on the rights and remedies of the Agent and the Banks hereunder.

          3.5 Government Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries for the due execution, delivery and performance by the Company of this Agreement.

          3.6 Federal Regulations. Neither the Company nor any of its Subsidiaries is principally engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U, T, G or X issued by the Federal Reserve Board), and no proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          3.7 Enforceable Obligations. This Agreement has been duly executed and delivered on behalf of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by principles of equity, whether considered in a proceeding in equity or at law.

          3.8 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues, in which there is a reasonable likelihood of an adverse determination (a) with respect to this Agreement or any of the transactions contemplated hereby, if such adverse determination would have a material adverse effect on the ability of the Company to fulfill its obligations under this Agreement or on the rights and remedies of the Agent and the Banks hereunder or (b) which would, if adversely determined, have a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole.

          3.9 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all material tax returns which to the knowledge of the Company are required to be filed, and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, if any, have been provided on the books of the Company or its Subsidiaries, as the case may be).

          3.10 ERISA. No Prohibited Transaction or Accumulated Funding Deficiency (other than those that have been waived by the Internal Revenue Service) has occurred since July 1, 1974 with respect to any Plan and no Reportable Event has occurred since July 1, 1974 with respect to any Plan which could in either case subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole. The projected benefit obligations with respect to all benefits, both vested and nonvested, under all Single Employer Plans (based on the most recently available actuarial information and computed in accordance with Statement of Accounting Standards No. 87) maintained by the Company or a Commonly Controlled Entity did not exceed, at December 31, 1993, the fair value of the assets of such Plans by more than $2,500,000,000.

          3.11 Investment Company Act; Other Regulations. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under any Federal or state statute or regulation which limits its ability to incur Indebtedness.

          3.12 Ownership of Property; Liens. The Company and its U.S. Subsidiaries have good title in fee simple to or valid leasehold interests in their respective property that is material to the operation of their respective businesses, subject to defects in title and leasehold and other interests which are not material to the business, operations and financial condition of the Company and its Subsidiaries taken as a whole, and none of such property is subject to any Lien other than Liens excepted under subsection 6.7.


SECTION 4.  CONDITIONS PRECEDENT

          4.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

          (a) Execution of Agreement and Addenda. (i) This Agreement shall have been executed and delivered by a duly authorized officer of each of the Company and the Agent and (ii) the Agent shall have received an executed Addendum (or a copy thereof by facsimile transmission) from each Person listed on Schedule I, provided, that, notwithstanding the foregoing, in the event that an Addendum has not been duly executed and delivered by each Person listed on Schedule I on the date (which shall be no earlier than the date hereof) on which this Agreement shall have been executed and delivered by each of the Company and the Agent, this Agreement shall, subject to satisfaction of the other conditions precedent set forth in this subsection 4.1, nevertheless become effective on such date with respect to those Persons which have executed and delivered an Addendum on or before such date if on such date the Company and the Agent shall have designated one or more Commercial Banks (the "Designated Banks") to assume, in the aggregate, all of the Commitments which would have been held by the Persons listed on Schedule I (the "Non-Executing Persons") which have not so executed an Addendum (subject to each such Designated Bank's prior written consent in its sole discretion and its execution of an Addendum). Schedule I shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Banks and the omission of the Non-Executing Persons as Banks hereunder.

          (b) Closing Certificate. The Agent shall have received a certificate of the Company, dated the Effective Date, substantially in the form of Exhibit B, with appropriate insertions, satisfactory in form and substance to the Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company, and attaching the documents referred to in subsection 4.1(c) and (d).

          (c) Corporate Proceedings of the Company. The Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of the Company (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement and (ii) the borrowings contemplated hereunder.

          (d) Corporate Documents. The Agent shall have received true and complete copies of the certificate of incorporation and by-laws of the Company.

          (e) Legal Opinions. The Agent shall have received the following executed legal opinions, with a copy for each Bank:

               (i) the executed legal opinion of Simpson Thacher & Bartlett, counsel to the Agent, substantially in the form of Exhibit C-1; and

              (ii) the executed legal opinion of Allan L. Ronquillo, Esq., General Counsel of the Company, substantially in the form of Exhibit C-2.

          (f) Existing Credit Agreement. The Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated pursuant to an irrevocable notice of termination of commitments and that any amounts owing thereunder (including, without limitation, accrued unpaid commitment fees thereunder through the Effective Date) by the Company shall have been (or shall upon the occurrence of the Effective Date be) paid in full. Without affecting any terms of the Existing Credit Agreement which expressly survive the termination of the Existing Credit Agreement, each Bank party to the Existing Credit Agreement hereby waives any requirement of advance notice of such termination contained in the Existing Credit Agreement and hereby agrees that the Existing Credit Agreement and the commitments thereunder (subject to receipt of any other required consents of any other Person) shall terminate simultaneously with the satisfaction by the Company of the conditions to effectiveness set forth in this subsection 4.1.

The Agent shall notify the Banks of the Effective Date promptly after the occurrence thereof, which notice shall be accompanied, if applicable, with a copy of Schedule I revised to give effect to any deemed amendments thereto made pursuant to subsection 4.1(a).

          4.2  Conditions to Each Loan.   The obligation of each Bank to
make any Loan on or after the Effective Date, other than pursuant to subsection 2.3(b), to be made by it hereunder is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties made by the Company herein shall be correct in all material respects on and as of the Borrowing Date for such Loan as if made on and as of such date, except for any such representations or warranties which relate solely to an earlier date.

          (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the Loans to be made on such Borrowing Date.

Each borrowing by the Company hereunder, other than pursuant to subsection 2.3(b), shall constitute a representation and warranty by the Company as of the date of each such borrowing that the conditions in this Section 4 have been satisfied.


SECTION 5.  AFFIRMATIVE COVENANTS

          The Company hereby covenants and agrees that so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder:

          5.1 Financial Statements, etc. (a) The Company will furnish to the Agent and the Banks:

                 (i) as soon as available and in any event within 60 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, copies of financial statements of the Company and its Subsidiaries consisting of, at a minimum, balance sheets of the Company and its Subsidiaries on a consolidated basis as of the end of such quarterly accounting period, and related statements of net earnings and cash flows for the portion of such fiscal year ended with the last day of such quarterly accounting period, all in reasonable detail (and, without limiting the generality of this paragraph (a)(i), setting forth, therein or in a separate certificate, as a separate item, the amount of interest expense during such period) and prepared and certified (subject to year-end audit adjustments) by a Responsible Officer and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year;

                (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, copies of financial statements of the Company and its Subsidiaries consisting of, at a minimum, balance sheets of the Company and its Subsidiaries on a consolidated basis as of the end of such fiscal year, and related statements of net earnings and cash flows for such fiscal year, all in reasonable detail (and, without limiting the generality of this paragraph (a)(ii), setting forth, therein or in a separate certificate, as a separate item, the amount of interest expense during such period) and certified by independent public accountants of nationally recognized standing selected by the Company and stating in comparative form the respective figures as of the end of and for the previous fiscal year;

               (iii) concurrently with the financial statements for each quarterly accounting period and for each fiscal year of the Company furnished pursuant to paragraphs (a)(i) and (a)(ii) of this subsection 5.1, (A) a certificate of a Responsible Officer stating that, based on an examination which in the opinion of the signer is sufficient to enable him to make an informed statement, the Company and its Subsidiaries have performed and observed all of, and neither the Company nor any of its Subsidiaries is in default in the performance or observance of any of, the terms, covenants, agreements and conditions of this Agreement or, if the Company or any of its Subsidiaries shall be in default, specifying all such defaults and the nature thereof, of which the signer of such certificate may have knowledge and (B) an analysis prepared and certified by a Responsible Officer of the covenants contained in subsections 6.1, 6.2 and 6.3 containing all information necessary for determining compliance by the Company with each such covenant; and

                (iv) such other information relating to the affairs of the Company and its Subsidiaries as any Bank through the Agent may from time to time reasonably request.

          (b) Upon written request by any Bank through the Agent, the Company will furnish to such Bank copies of (i) all such reports of the type a publicly held corporation would generally make available to its stockholders as the Company shall make available to Chrysler, (ii) all such proxy statements, financial statements and reports as any Subsidiary shall send or make available generally to its stockholders other than the Company, and (iii) all regular and periodic reports which the Company or any Subsidiary may be required to file with the Securities and Exchange Commission or any similar or corresponding government department, commission, board, bureau or agency, domestic or foreign, or with any securities exchange.

          5.2 Payment of Obligations. The Company will, and will cause each Subsidiary to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, and except for delinquent obligations which do not materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole.

          5.3 Maintenance of Existence and Property. The Company will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except for rights, privileges and franchises the loss of which would not in the aggregate in the reasonable business judgment of the Company have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole, and except as otherwise permitted by subsection 6.6; and keep all property useful and necessary in its business in good working order and condition.

          5.4 Notices. The Company will promptly give notice to the Agent (which shall notify the Banks) (a) of the occurrence of any Default or Event of Default, (b) of any event of default under any material instrument or other agreement of the Company or any of its Finance Subsidiaries (and in the case of a notice under this clause (b) or the foregoing clause (a), such notice shall be accompanied by a certificate of a Responsible Officer specifying the nature of such event, the period of existence thereof, and the action that the Company or the relevant Finance Subsidiary proposes to take with respect thereto), (c) of any litigation, proceeding, investigation or dispute which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority or any other Person which might have a materially adverse effect upon the business, operations, assets or condition, financial or otherwise, of the Company or any of its Subsidiaries, (d) of any change in the ownership by Chrysler of shares of capital stock of the Company, and (e) of the occurrence or existence of any of the following events or conditions, as soon as possible and in any event within 45 days after the Company knows or should have known thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC pursuant to the regulations issued under ERISA), or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Single Employer Plan, and in addition to such notice, deliver to the Agent whichever of the following may be applicable: (A) a certificate of a Responsible Officer setting forth details as to such Reportable Event and the action that the Company or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be.


SECTION 6.  NEGATIVE COVENANTS

          The Company hereby covenants and agrees that so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder:

          6.1 Limitation on Indebtedness and Guaranties. The Company will not, and will not permit any Subsidiary to, create, assume or incur, or become, remain or be liable on any Indebtedness or Guaranty other than

               (i)  in the case of the Company,

                    (A) Senior Debt or Guaranties of the Company to the extent permitted by the proviso to this subsection 6.1,

                    (B)  Subordinated Debt, and

                    (C)  Capital Notes; and

              (ii) in the case of any Subsidiary (other than any Finance Subsidiary which is a U.S. Subsidiary), Indebtedness and Guaranties of such Subsidiary to the extent permitted by the proviso to this subsection 6.1;

provided, however, that the Company will not permit the sum, without double counting, of (x) the aggregate outstanding principal amount of Senior Debt and of Indebtedness of Subsidiaries and (y) the aggregate outstanding principal amount of obligations entitled to the benefits of any Guaranty by the Company or any Subsidiary, in each case as of the last day of any calendar month, to exceed 650% of the Capital Base as of such last day (or 675% of the Capital Base as of the last day of any three consecutive calendar months immediately succeeding six consecutive calendar months in which such aggregate outstanding principal amount did not exceed 650% of the Capital Base as of the last day of each such month).

          6.2 Consolidated Tangible Net Worth. The Company will not permit Consolidated Tangible Net Worth to be less than $1,500,000,000.

          6.3 Fixed Charges Coverage Ratio. The Company will not permit its "net earnings available for fixed charges" to be less than 110% of its "fixed charges" for any fiscal year of the Company, or for the portion of any fiscal year of the Company ending with the last day of each calendar
quarter therein.   For the purposes of this subsection 6.3, "net earnings
available for fixed charges" and "fixed charges" shall be determined for the Company and for the Company and its Subsidiaries on a consolidated basis.

          For the purposes of this subsection 6.3:

          (a) "Net earnings available for fixed charges" shall mean net income after deducting operating and maintenance expenses, taxes other than federal, state and other income taxes, except to the extent stated below in the case of consolidated subsidiaries, depreciation and depletion, but excluding extraordinary nonrecurring items of income or expense appearing in the regular consolidated financial statements of the Company.

          (b) "Fixed charges" shall mean interest on debt, amortization of debt discount, and rentals for leased properties, except rentals under leases having a term of one year or less.

          (c) In determining net earnings and fixed charges on a consolidated basis, all intercompany items and the portions of earnings allocable to minority interests in consolidated subsidiaries shall be eliminated, provision for or refund of income taxes of consolidated subsidiaries in which the Company owns directly or indirectly less than ninety percent of all classes of voting stock shall be deducted or added, and fixed charges shall include fixed charges and preferred dividends of consolidated subsidiaries that are not intercompany items.

          (d) Earnings attributable to assets or institutions acquired by merger, consolidation, reorganization, succession, organization, purchase or otherwise may be included for that part of the test period which precedes such acquisition, provided that (i) if less than substantially all assets of any other institution (or all or less than all assets of any other type of business enterprise) is acquired, such earnings may be included to the extent they are certified by an independent accountant to be attributable to such assets and (ii) if an institution (or substantially all of its assets) is acquired, such earnings may be included if they are included in financial statements of such institution prepared under generally accepted accounting principles. Fixed charges and preferred dividends for the period of such inclusion shall either include any additional fixed charges and preferred dividends properly attributable to such acquisition as certified by an independent accountant, or be the fixed charges and preferred dividends with respect to debt and stock outstanding immediately after such acquisition.

          6.4 Limitation on Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, engage in any transaction with an Affiliate (other than the Company and its Subsidiaries) on terms substantially less favorable to the Company or such Subsidiary than would be obtainable at the time in comparable transactions of the Company or such Subsidiary with Persons not Affiliates.

          6.5 Limitation on Amendments to Income Maintenance Agreement. The Company will not amend, modify, terminate or grant any waiver under the Income Maintenance Agreement, provided that the Company may enter into a waiver, amendment or modification of the Income Maintenance Agreement which is solely for the purposes of (a) extending the term thereof or relaxing or lessening the restrictions on, or duties of, the Company or any of its Subsidiaries thereunder or (b) conforming the provisions thereof relating to the fixed charge coverage ratio to the provisions of subsection 6.3.

          6.6 Limitation on Fundamental Change. (a) The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, nor will the Company or any Subsidiary enter into any Material Asset Disposition (as hereinafter defined) except that:

          (i) the Company may merge or consolidate with or into any other Person, provided that (A) the Company shall be the continuing or surviving corporation, and (B) immediately after such merger or consolidation, no Default or Event of Default shall have occurred and be continuing;

         (ii) any Subsidiary may merge or consolidate (A) with or into the Company (provided that the Company shall be the continuing or surviving corporation), (B) with or into any one or more wholly-owned Subsidiaries (provided that a wholly-owned Subsidiary shall be the continuing or surviving corporation), (C) with or into any other Person, if such Subsidiary shall be the continuing or surviving corporation, shall continue to be a Subsidiary of the Company and immediately after such merger or consolidation, no Default or Event of Default shall have occurred and be continuing, or (D) with or into any other Person, if the disposition of the stock of such Subsidiary by its parent corporation does not constitute a Material Asset Disposition; and

        (iii) any Subsidiary may enter into any Material Asset Disposition by which its assets are transferred to the Company or a wholly-owned Subsidiary.

          For purposes of this subsection 6.6, the term "Material Asset Disposition" shall mean any transaction (not including a transaction (1) by which a Lien is created, which is permitted by subsection 6.7, (2) consisting of a sale of Receivables, or any interest therein, by the Company or its Subsidiaries or (3) consisting of a lease of assets entered into in the ordinary course of business of the Company and its Subsidiaries) consisting of the sale, lease, transfer or other disposition of assets having a book value at the time of such transaction equal to or greater than the Maximum Disposition Amount, and any group of related sales, leases, transfers or other dispositions made within any period of six consecutive calendar months commencing on or after the Effective Date shall be treated as one transaction for purposes of determining whether the same is a Material Asset Disposition, provided, that a sale of any of the stock of, or any of the assets of, Chrysler First or any subsidiary thereof, or the sale of any of the stock of, or any of the assets of, Chrysler Capital, or any subsidiary thereof, shall not constitute a "Material Asset Disposition".

          (b) The Company and its Subsidiaries will not engage in any business other than the Finance Business, the Finance-Related Insurance Business and the other businesses in which the Company and its Subsidiaries are engaged as of the date hereof, and other than businesses in which the Company or any of its Subsidiaries may be involved in connection with or related to any workout, liquidation, foreclosure or other realization on or disposition of assets in which it has a security interest, or any other exercise of rights or remedies pursuant to a workout in connection with any financing (whether equity or debt) provided by the Company or any of its Subsidiaries to any Person.

          6.7 Limitation on Liens. (a) The Company will not, and will not permit any Finance Subsidiary to, create, assume or incur, or suffer to be created, assumed or incurred or to exist, any Lien in respect of any property of any character of the Company or such Finance Subsidiary, whether heretofore or hereafter acquired; excluding, however, from the operation of this covenant:

          (i) Liens on assets of any Finance Subsidiary which is a Canadian Corporation securing obligations of such Subsidiary;

         (ii) any deposit of assets of the Company or any of its Finance Subsidiaries with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by the Company or any of its Finance Subsidiaries, from any judgment or decree, or in connection with other proceedings or actions at law or in equity by or against the Company or any of its Finance Subsidiaries;

        (iii) Liens created by any Finance Subsidiary in favor of the Company or a wholly-owned Subsidiary securing indebtedness of such Finance Subsidiary to the Company or a wholly-owned Subsidiary (which Liens cannot be transferred except to the Company or to another wholly-owned Subsidiary);

         (iv) any deposits to secure public or statutory obligations of the Company or any of its Finance Subsidiaries, other than any such deposit made as a result of or in connection with the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of subsection 7(g);

          (v) any purchase money Liens in respect of fixed assets or other physical or real properties heretofore or hereafter acquired by the Company or any of its Finance Subsidiaries, or any Liens existing in respect of such property at the time of acquisition thereof; provided, however, that no such Lien shall extend to or cover any other property of the Company or such Finance Subsidiary, as the case may be;

         (vi) any Liens which are (A) in respect of fixed assets or other physical properties of a corporation which is not a Finance Subsidiary as of the date hereof, and (B) in existence at the time such corporation becomes a Finance Subsidiary;

        (vii) the extension, renewal or replacement of any Lien permitted by paragraphs (i) through (v) above in respect of the same property theretofore subject thereto or the extension, renewal or replacement (without increase of principal amount) of the indebtedness secured thereby;

       (viii) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Finance Subsidiary, as the case may be, in accordance with GAAP;

         (ix) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business (A) which are not overdue for a period of more than 60 days or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Finance Subsidiary, as the case may be, in accordance with GAAP;

          (x) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Finance Subsidiaries;

         (xi) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

        (xii) Liens granted on assets in connection with leveraged leases and project financings entered into in the ordinary course of the Finance Business; and

       (xiii) Liens to secure Indebtedness and other obligations of the Company or any of its Finance Subsidiaries not otherwise permitted by this subsection 6.7, but only to the extent that the aggregate amount of Indebtedness and other obligations secured thereby does not at any time exceed $100,000,000.

          (b) The Company will not permit any Domestic Subsidiary that is not a Finance Subsidiary to create, assume or incur, or suffer to be created, assumed or incurred or to exist, any Lien in respect of any property of any character of such Domestic Subsidiary, whether heretofore or hereafter acquired, excluding, however, from the operation of this covenant:

          (i) Liens on property of such Domestic Subsidiary that would be permitted under subsection 6.7(a) if such Domestic Subsidiary were a Finance Subsidiary;

         (ii) Liens on property of such Domestic Subsidiary that are incurred in the ordinary course of the Finance Business or the Real Estate Business of such Domestic Subsidiary; and

        (iii) Liens on any property of such Domestic Subsidiary if such Domestic Subsidiary is a "single purpose" entity formed for the purpose of holding title to such property and engages in no activities other than those related to holding title to such property.

          6.8 Multiemployer Plans; etc. (a) The Company will not, and will not permit any Commonly Controlled Entity to, withdraw from any Multiemployer Plan if the aggregate withdrawal liabilities under ERISA to which the Company and all Commonly Controlled Entities would be subject as a result of such withdrawal (other than withdrawal liabilities in respect of which adequate reserve has been made by the Company or a Commonly Controlled Entity) would exceed $10,000,000.

          (b) The Company will not merge or consolidate any Plan in respect of which it is the "employer" as defined in Section 3(5) of ERISA with any Plan in respect of which Chrysler is the "employer" as so defined.


SECTION 7.  EVENTS OF DEFAULT

          Upon the occurrence of any of the following events:

          (a) the Company shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or to pay any interest on any Loan hereunder or any fee or other amount within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

          (b) any representation or warranty made by the Company herein, or deemed made by the Company pursuant to Section 3 or 4, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made, or deemed made; or

          (c) the Company shall default in the observance or performance of any agreement contained in Section 6; or

          (d) the Company shall default in the observance or performance of any other agreement, covenant or term contained in this Agreement (including any failure to make any payment required hereunder other than as described in paragraph (a) above), and such default shall continue unremedied for a period of 30 days after receipt by the Company of notice of such default from the Agent; or

          (e) the Company or any Significant Subsidiary shall (i) default in any payment or payments in the aggregate amount of more than $20,000,000 (or its equivalent in another currency) at any one time on any of its Indebtedness (other than the Loans), or any guarantee thereof, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or
     (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in the principal amount of more than $20,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due prior to its stated maturity; or

          (f) (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or
     (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall admit in writing its inability to pay its debts generally as they become due; or

          (g) (i) any Person shall engage in any Prohibited Transaction involving any Plan, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any other event or condition shall occur or exist with respect to a Single Employer Plan; and in each case in clauses (i) through (v) above, the Agent shall have notified the Company that, in the opinion of the Required Banks, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole; or

          (h) one or more final judgments or decrees shall be entered against the Company or any of its Significant Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $20,000,000 or more shall have been unpaid for a period of 60 days and shall not have been stayed; or

          (i) Chrysler shall at any time fail to own at least 51% of the issued and outstanding shares of the common stock of the Company;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to the Company, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


SECTION 8.  THE AGENT

          8.1 Appointment. Each Bank hereby irrevocably designates and appoints the Agent as the agent of such Bank under this Agreement, and each Bank hereby irrevocably authorizes the Agent as agent for such Bank to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

          8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Agent may appoint CASC as its agent to perform the functions of the Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Banks and to perform such other related functions of the Agent hereunder as are reasonably incidental to such functions.

          8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates (including, without limitation, CASC) shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any Subsidiary or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for any failure of the Company or any Subsidiary to perform its obligations hereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or any Subsidiary.

          8.4 Reliance by Agent and CASC. The Agent and CASC shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent and CASC may deem and treat the Bank specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with subsection 9.7. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks (or, if so specified in this Agreement, all of the Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall, in all cases, be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks (or, if so specified in this Agreement, all of the Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the obligations owing by the Company hereunder.

          8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks, and, if such notice is received from a Bank, the Agent shall give notice thereof to the Company and each other Bank. Subject to the proviso contained in subsection 9.1, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks (or, if so specified in this Agreement, all of the Banks); provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

          8.6 Non-Reliance on Agent, Other Banks and CASC. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates (including, without limitation, CASC) has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to each of the Agent and CASC that it has, independently and without reliance upon the Agent, any other Bank or CASC, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent, any other Bank or CASC, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          8.7 Indemnification. The Banks agree to indemnify the Agent and CASC (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated, ratably in accordance with such Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent or CASC in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent or CASC under or in connection with any of the foregoing, provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or CASC's gross negligence or willful misconduct. The agreements in this subsection 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

          8.8 Agent in its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent was not the Agent hereunder. With respect to its Loans made or renewed by it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

          8.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Banks and the Company, and may be removed at any time with or without cause by the Required Banks. If the Agent shall resign or be removed as Agent under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall be approved by the Company, or (b) if a successor agent shall not have been so appointed and approved within the 10-day period following the Agent's notice to the Banks or its removal as Agent, the Agent shall then, with the consent of the Company, appoint a successor agent who shall serve as Agent until such time, if any, as the Required Banks appoint, and the Company approves, a successor agent as provided in (a) above. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the obligations owing by the Company hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          8.10 The Co-Agents. No Co-Agent in its capacity as such shall have any rights, duties or responsibilities hereunder, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Co-Agent in its capacity as Co-Agent.


SECTION 9.  MISCELLANEOUS

          9.1 Amendments and Waivers. With the written consent of the Required Banks, the Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Banks or of the Company hereunder, and with the written consent of the Required Banks the Agent on behalf of the Banks may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Agent may specify (with such consent) in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the maturity of any Loan, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or reduce the amount or extend the time of payment of any facility fee hereunder, or change the amount or terms of any Bank's Commitment, or amend, modify or waive any provision of this subsection 9.1 or reduce the percentages specified in the definition of Required Banks, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement or amend, modify or waive the provisions of subsection 9.8, in each case without the prior written consent of each Bank directly affected thereby; or (b) amend, modify or waive any provision of Section 8 without the prior written consent of the Agent; or (c) amend, modify or waive any provision of subsection 8.10 without the prior written consent of each Co-Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agent and all future holders of the obligations owing by the Company hereunder. In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. No provision of this subsection 9.1 shall limit the rights of any party hereto pursuant to subsections 2.16, 2.17, 2.18, 2.19, 2.20, 2.21, 9.8 and 9.9.

          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by facsimile transmission or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or when deposited in the mail, first class or air postage prepaid, or, in the case of facsimile transmission, when transmitted, receipt acknowledged, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Company and the Agent, and as set forth in its Addendum in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing by the Company hereunder:

The Company:        Chrysler Financial Corporation
                    27777 Franklin Road
                    Southfield, Michigan  48034-8286
                    Attention:  Treasurer
                    Telex:  230663
                    Answerback: CHRYFINCL TRMI
                    Facsimile:  810-948-3801

The Agent:          Chemical Bank
                    270 Park Avenue
                    New York, New York  10017
                    Attention:  John S. Cannon
                    Facsimile:  212-270-1469

With copies to:     Chemical Bank Agency Services Corporation
                    Grand Central Tower
                    140 East 45th Street
                    New York, New York  10017
                    Attention:  James Morgan
                    Telex:  353-006
                    Answerback: ABSC NYK
                    Facsimile:  212-622-0002

provided that any notice, request or demand to or upon the Agent pursuant to subsection 2.2, 2.3, 2.8, 2.9 or 2.12 shall not be effective until received.

          9.3 Clearing Accounts. (a) Each Bank irrevocably authorizes the Agent and CASC to cause such Bank's Clearing Account to be debited as contemplated in subsections 2.2 and 2.3 and to cause to be created an overdraft in such account if the balance in such Bank's Clearing Account on a particular Borrowing Date is less than the amount of the Loan to be made by such Bank on such day. In addition each Bank irrevocably authorizes the Agent and CASC to cause such Bank's Clearing Account to be credited, as contemplated in subsection 2.15(a), with its ratable share of payments received by the Agent from the Company. The Clearing Account of each Bank shall be maintained at its own expense and free of charge to the Agent, CASC and the Company.

          (b) The Agent may at any time in its sole discretion, upon notice to the Company and the Banks, discontinue the use of ACH procedures in connection with Loans made pursuant hereto, and the Banks shall thereafter fund each Loan required to be made by them hereunder by making available the amount thereof to the Agent for the account of the Company at the office of the Agent set forth in subsection 9.2 in funds immediately available to the Agent.

          9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or of the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.5 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

          9.6  Payment of Expenses.  The Company agrees:

          (a) to pay or reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to or waiver under, this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and the administration of this Agreement, including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett, special counsel to the Agent and the Banks;

          (b) to pay or reimburse each Bank and the Agent for all costs and expenses (other than legal fees and disbursements) incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, and the reasonable fees and disbursements of one firm of special counsel to the Agent and the Banks; and

          (c) to (i) indemnify each Bank from and against liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than legal fees and disbursements) of any kind whatsoever (and, with respect to any proceeding or related proceedings, the reasonable fees and disbursements of one firm of special counsel to the relevant Banks in connection with such proceeding(s)) which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Bank in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Bank under or in connection with any of the foregoing, provided that the Company shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from (x) the ordinary course administration of this Agreement or such other documents by any Bank or (y) any Bank's gross negligence or willful misconduct or bad faith and (ii) pay or reimburse (x) each Bank for any payments made by such Bank to the Agent or CASC pursuant to the provisions of subsection 8.7 and (y) the Agent and CASC for any and all liabilities, expenses or disbursements incurred by any of them which pursuant to the provisions of subsection 8.7 are the subject of indemnification payments from the Banks to the extent that the Agent or CASC, for whatever reason, did not receive such indemnification payments from any Bank or Banks.

The agreements in this subsection 9.6 shall survive repayment of the Loans and all other amounts payable hereunder.

          9.7 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that (a) the Company may not assign its rights or obligations hereunder without the prior consent of all of the Banks and (b) no assignment by a Bank of any of its rights or obligations hereunder shall be effective unless (i) the assignee is a Commercial Bank (unless otherwise agreed by the Company in its sole discretion), (ii) the assignee shall have designated in writing to the Agent an account at the office of a bank that is an ACH member to serve as such assignee's "Clearing Account" hereunder, (iii) in the event of an assignment of less than all of such Bank's obligations, (x) the principal amount of such Bank's obligations so assigned shall be in an aggregate amount of $10,000,000 or greater and (y) after giving effect to any such assignment, the transferor Bank and the assignee (in each case together with any Bank which is an affiliate of such transferor Bank or assignee, respectively) shall each have obligations hereunder aggregating not less than $25,000,000 (unless, in each case, at the Company's discretion, a lesser amount is mutually agreed upon between the Company and such Bank or assignee, as applicable), (iv) the Company and the Agent shall have consented to the making of such assignment (which consent in each case shall not be unreasonably withheld or delayed), (v) the transferor Bank, the assignee, the Agent and the Company (if its consent to such assignment is required hereunder) shall have executed and delivered an Assignment and Acceptance substantially in the form of Exhibit D-1, and (vi) the transferor Bank shall have paid to the Agent a registration and processing fee of $2,500 (or such lesser amount as may be agreed to by the Agent); provided, however, that no consent by the Company shall be required in the case of assignments to a Commercial Bank controlled by, controlling or under common control with an assignor Bank or pursuant to a merger or consolidation of such Bank with another entity or a similar transaction involving such Bank and provided further, that a Liquidity Facility Bank may so assign all or a portion of such rights and obligations to a Person that shall become a Liquidity Facility Bank hereunder only if notice of the designation of such new Liquidity Facility Bank shall have been delivered to the Agent prior to such assignment. Each Bank may sell participations in its Commitment or in all or any part of any Loan made by it hereunder to a Commercial Bank, in which event the participant shall not have any rights under this Agreement (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant thereto) and all amounts payable by the Company under Section 2 shall be determined as if such Bank had not sold such participations; provided that (i) the terms of any participation agreement or certificate relating to any such participation shall prohibit any subparticipations by such participant; (ii) any such participation agreement or certificate shall permit the Bank granting such participations the right to consent to waivers, amendments or supplements to this Agreement without the consent of such participant except in the case of (x) waivers of any Default or Event of Default described in Section 7(a), and
(y) any amendment or modification extending the maturity of any Loan, or reducing the interest rate in respect of any Loan, or reducing any facility fee, or extending the time of payment of interest on any Loan or of any facility fee, or reducing the principal amount of any Loan, in each case to the extent such waiver, amendment or supplement directly affects such participant and (iii) a participating interest of at least $10,000,000 shall be sold pursuant to any such participation (unless, at the Company's discretion, a lesser amount is mutually agreed upon between the Company and such Bank).

          (b) Nothing herein shall prohibit any Bank from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. In order to facilitate such pledge or assignment, the Company hereby agrees that, upon request of any Bank at any time and from time to time after the Company has made its initial borrowing hereunder, the Company shall provide to such Bank, at the Company's own expense, a promissory note, substantially in the form of Exhibit E, evidencing the Revolving Credit Loans or Liquidity Facility Loans owing to such Bank.

          (c) The Agent shall maintain at its address referred to in subsection 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks, the Commitments of the Banks, and the principal amount of each Type of Loan owing to each Bank from time to time. The entries in the Register shall be conclusive, in the absence of clearly demonstrable error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice. The Agent shall give prompt written notice to the Company of the making of any entry in the Register or any change in any such entry.

          9.8 Right of Set-off. Upon (a) the occurrence and during the continuance of an Event of Default and (b) with the consent of the Required Banks, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (including, without limitation, its branches) to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, irrespective of whether or not such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. Each Bank agrees promptly to notify the Company after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

          9.9 Adjustments. If any Bank (a "benefitted Bank") shall at any time receive any payment of all or part of its Revolving Credit Loans or Liquidity Facility Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 7, or otherwise) in a greater proportion than any such payment to, or any collateral received by, any other Bank, if any, in respect of such other Bank's Revolving Credit Loans or Liquidity Facility Loans, as the case may be, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks or Liquidity Facility Banks, as the case may be, such portion of each such other Bank's Revolving Credit Loans or Liquidity Facility Loans, as the case may be, or shall provide such other Banks or Liquidity Facility Banks, as the case may be, with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks or Liquidity Facility Banks, as the case may be; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Revolving Credit Loans or Liquidity Facility Loans, as the case may be, may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

          9.10 New Banks. Subject to the provisions of subsection 9.12, during the term of this Agreement with the consent of the Company and upon notification to the Agent, one or more additional Commercial Banks may become a party to this Agreement by executing a New Bank Supplement hereto with the Company and the Agent, substantially in the form of Exhibit D-2, whereupon such Commercial Bank (herein called a "New Bank") shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule I hereto shall be deemed to be amended to add the name and Commitment of such New Bank. Effective as of the date on which any such New Bank becomes a Bank pursuant to the provisions of this subsection 9.10, the aggregate Commitments shall be increased by the amount of such New Bank's Commitment. If on the date upon which such New Bank becomes a Bank pursuant to the provisions of this subsection 9.10, there is an unpaid principal amount of Revolving Credit Loans, the Company shall borrow Revolving Credit Loans from such New Bank through the Agent pursuant to subsection 2.1, in an amount determined by multiplying the amount of such New Bank's Commitment by a fraction, the numerator of which shall be the then unpaid principal amount of the Revolving Credit Loans and the denominator of which shall be the aggregate Commitments of the Banks other than the New Bank. Notwithstanding anything herein to the contrary, if there are Eurodollar Loans outstanding, a Commercial Bank that becomes a New Bank will make Eurodollar Loans to the Company (pro rata according to its Commitment Percentage) having Interest Periods corresponding to the then unexpired portions of the respective Interest Periods of such Eurodollar Loans and bearing interest at a rate equal to the respective interest rates then applicable to such Eurodollar Loans. The Agent shall advise the Banks of each addition of a New Bank hereunder, of the amount of its Commitment and of the amount of any borrowing from it hereunder made simultaneously upon its addition.

          9.11 Increase in Commitments. Subject to the provisions of subsection 9.12, during the term of this Agreement, with the consent of the Company and upon notification to the Agent, any Bank may increase the amount of its Commitment by executing a Commitment Increase Supplement hereto with the Company and the Agent, substantially in the form of Exhibit D-3, whereupon such Bank shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule I hereto shall be deemed to be amended to add the increased Commitment of such Bank. Effective as of the date on which any such Bank increases its Commitment pursuant to the provisions of this subsection 9.11, the aggregate Commitments shall be increased by the amount of such Bank's additional Commitment. If on the date upon which such Bank increases its Commitment pursuant to this subsection 9.11 there is an unpaid principal amount of Revolving Credit Loans, the Company shall borrow Revolving Credit Loans from such Bank through the Agent, in an amount determined by multiplying the amount of the increase in such Bank's Commitment by a fraction, the numerator of which shall be the then unpaid principal amount of the Revolving Credit Loans and the denominator of which shall be the aggregate Commitments of the Banks other than the amount of the additional Commitment of such Bank. Notwithstanding anything herein to the contrary, if there are Eurodollar Loans outstanding, a Bank that increases its Commitment pursuant to this subsection 9.11 will make Eurodollar Loans to the Company (pro rata according to the amount of the increase in such Bank's Commitment) having Interest Periods corresponding to the then unexpired portions of the respective Interest Periods of such Eurodollar Loans and bearing interest at a rate equal to the respective interest rates then applicable to such Eurodollar Loans. The Agent shall advise the Banks of such increase in the Commitment of a Bank and of the amount of any borrowing from it hereunder made simultaneously upon such increase.

          9.12 Changing Designations of Liquidity Facility Banks. The Company shall have the right to change the designation of a Bank or Liquidity Facility Bank to (a) cause a Bank to become a Liquidity Facility Bank or (b) cause a Liquidity Facility Bank to no longer be a Liquidity Facility Bank, provided that no such change shall become effective unless
(i) the Bank affected thereby shall have agreed to such change and (ii) prior written notification thereof shall have been delivered to the Agent.

          9.13 Tax Forms. If any Bank which becomes a party to this Agreement on any day after the date hereof pursuant to subsection 9.7 or
9.10 is organized under the laws of any jurisdiction other than the United States or any state thereof, such Bank shall, on the date such Person becomes a Bank, (i) represent to the transferor Bank (if applicable), the Agent and the Company that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Company or the transferor Bank (if applicable) with respect to any payments to be made to such Bank in respect of the Loans hereunder, (ii) furnish to the transferor Bank (if applicable), the Agent and the Company either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Bank claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agree (for the benefit of the transferor Bank (if applicable), the Agent and the Company) to provide the transferor Bank (if applicable), the Agent and the Company a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Bank, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          9.14 Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

          9.15  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          9.16 Submission to Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding commenced by any party hereto relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that services of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 9.2 or at such other address of which the Agent shall have been notified with copies addressed as set forth in subsection 9.2; and

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

          9.17 Integration. This Agreement represents the agreement of each party with respect to the subject matter hereof and there are no promises or representations by the Agent or any Bank relative to the subject matter hereof not reflected herein.

          9.18 WAIVERS OF JURY TRIAL. THE COMPANY, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY
COUNTERCLAIM THEREIN.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                         CHRYSLER FINANCIAL CORPORATION


                         By: /s/ D.A. Robison
                         Title:  Vice President
                                 and Treasurer


                         CHEMICAL BANK,
                           as Agent


                         By: /s/ Karen Sager
                         Title:  Vice President


                         CHEMICAL SECURITIES INC.,
                           as Arranger


                         By: /s/ David Fox, Jr.
                         Title:  Vice President